                                                                   Exhibit 99.3




                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                DECEMBER 31, 1996

                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                TABLE OF CONTENTS
                                -----------------




                                                                                            Page
                                                                                            ----
Report of Independent Accountants.........................................................   2

Balance Sheets as of December 31, 1996 and
      December 31, 1995 ..................................................................   3

Statements of Operations for the years ended
      December 31, 1996 and December 31, 1995 and for the period ended
      December 31, 1994 ..................................................................   4

Statements of Stockholder's Equity (Deficit) for the
      years ended December 31, 1996 and December 31, 1995 and for the period
      ended December 31, 1994 ............................................................   5

Statements of Cash Flows for the years ended
      December 31, 1996 and December 31, 1995 ............................................   6

Notes to Financial Statements ............................................................   7



                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of New Valley Holdings, Inc.

We have audited the accompanying balance sheets of New Valley Holdings, Inc. (the "Company") as of December 31, 1996 and 1995 and the related statements of operations, stockholder's equity (deficit) and cash flows for the years ended December 31, 1996 and 1995 and the period September 9, 1994 (date of inception) through December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of New Valley Corporation ("New Valley") for the year ended December 31, 1994, the investment which is being accounted for by the Company using the equity method of accounting (Note 2). Those financial statements were audited by other auditors whose report has been furnished to us and our opinion on the financial statements, insofar as it relates to the amounts included for New Valley, are based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of New Valley Holdings, Inc. at December 31, 1996 and 1995 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and the period September 9, 1994 (date of inception) through December 31, 1994 in conformity with generally accepted accounting principles.




COOPERS & LYBRAND L.L.P.

Miami, Florida
March 27, 1997

                            NEW VALLEY HOLDINGS, INC.
                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

================================================================================


                                                                           December 31,   December 31,
                                                                               1996           1995
                                                                               ----           ----
ASSETS
  Cash and cash equivalents ..........................................      $       1       $     738

  Investment in New Valley:
    Redeemable preferred stock .......................................         72,962         109,386
    Common stock .....................................................        (72,962)        (52,045)
                                                                            ---------       ---------
    Total investment in New Valley ...................................                         57,341
                                                                            ---------       ---------
      Total assets ...................................................      $       1       $  58,079
                                                                            =========       =========

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
  Payable to parent ..................................................      $       4
  Accrued expenses ...................................................              7
  Current income taxes payable to parent .............................          6,312       $   4,472
  Deferred income taxes ..............................................                          4,918
                                                                            ---------       ---------
      Total liabilities ..............................................          6,323           9,390
                                                                            ---------       ---------

  Commitments and contingencies.......................................

  Common stock, $0.01 par value, 100 shares authorized, issued and outstanding...................................................
  Additional paid-in capital .........................................          7,633          11,020
  Retained earnings (deficit).........................................           (727)         32,128
  Other ..............................................................        (13,228)          5,541
                                                                            ---------       ---------
      Total stockholder's equity (deficit) ...........................         (6,322)         48,689
                                                                            ---------       ---------
      Total liabilities and stockholder's equity (deficit) ...........      $       1       $  58,079
                                                                            =========       =========



                  The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

================================================================================


                                                                                                      For the period
                                                                                                      Sept. 9, 1994
                                                                        For the year ended         (date of inception)
                                                                            December 31,              through Dec. 31,
                                                                       1996            1995                1994
                                                                  --------------- --------------- -----------------------

Equity in (loss) earnings of New Valley.....................       $ (7,877)        $    330

Interest income ............................................             55              429

General and administrative expenses ........................            (28)             (20)
                                                                   --------         --------

   (Loss) income from continuing operations before
     income taxes ..........................................         (7,850)             739
                                                                   --------         --------

Provision (benefit) for income taxes:
   Current .................................................          1,840            4,472
   Deferred ................................................           (800)          (12,799)
                                                                   --------         --------

     Income tax provision (benefit) ........................          1,040           (8,327)
                                                                   --------         --------
(Loss) income from continuing operations ...................         (8,890)           9,066

Income from discontinued operations of
   New Valley, net of taxes of $800
   and $2,452 in 1996 and 1995, respectively ...............          1,542            4,553            $114,839
                                                                   --------         --------            --------
(Loss) income before extraordinary item ....................         (7,348)          13,619             114,839

Extraordinary item:
   Equity in extraordinary loss of New Valley on
   extinguishment of debt, net of tax.......................                                             (30,217)
                                                                   --------         --------            --------
     Net (loss) income .....................................       $ (7,348)        $ 13,619            $ 84,622
                                                                   ========         ========            ========



                  The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                   STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

================================================================================

                                                                          Additional   Retained               Stock
                                                      Common Stock         Paid-In     Earnings            Subscription
                                                   Shares      Amount      Capital    (Deficit)     Other   Receivable     Total
                                                   ------      ------     ----------  ---------     -----  ------------    -----
Balance, September 9, 1994
  (date of inception)........................
Capital contribution ........................         100                 $    10                                        $     10
Unrealized holding gain on investment in
  New Valley, net of tax.....................                                                     $  7,257                  7,257
Net income ..................................                                         $ 84,622                             84,622
Capital distribution, net of tax ............                                           (4,610)                            (4,610)
Stock subscription receivable ...............                                                                 $   (10)        (10)
                                                    -----       -----    --------     --------    --------    -------    --------
Balance, December 31, 1994 ..................         100                      10       80,012       7,257        (10)     87,269
Increase in capital from New Valley's
  repurchase of Class A Shares and
    other capital transactions, net of tax ..                              11,020                                          11,020
Reduction of unrealized holding gain on
  investment in New Valley, net of tax .....                                                        (2,432)                (2,432)
Proportionate share of New Valley's
  unrealized appreciation in investments,
  net of tax ................................                                                          716                    716
Net income ..................................                                           13,619                             13,619
Dividends ...................................                                          (61,503)                           (61,503)
Satisfaction of stock subscription
  receivable.................................                                 (10)                                 10
                                                    -----       -----    --------     --------    --------    -------    --------
Balance, December 31, 1995 ..................         100                  11,020       32,128       5,541                 48,689
Increase in capital from New Valley's
   repurchase of Class A Shares,
   net of tax ...............................                               1,152                                           1,152
Proportionate share of New Valley's
   unrealized appreciation in investments,
   net of tax ...............................                                                        2,227                  2,227
Increase in unrealized holding loss on
  investment in New Valley, net of tax ......                                                      (20,996)               (20,996)
Net loss ....................................                                           (7,348)                            (7,348)
Increase in valuation allowance on
  deferred tax assets .......................                              (4,539)                                         (4,539)
Dividends ...................................                                          (25,507)                           (25,507)
                                                    -----       -----    --------     --------    --------    -------    --------
Balance, December 31, 1996 ..................         100       $        $  7,633     $   (727)   $(13,228)   $          $ (6,322)
                                                    =====       =====    ========     ========    ========    =======    ========

                  The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

================================================================================



                                                                         December 31,
                                                                       1996         1995
                                                                    ---------    --------
Cash flows from operating activities:
  Net (loss) income ............................................    $ (7,348)    $ 13,619
  Adjustments to reconcile net (loss) income to net
    cash provided by operating activities:
      Equity in (loss) earnings of New Valley ..................       7,877         (330)
      Deferred income taxes ....................................        (800)     (12,799)
      Income from discontinued operations of New Valley.........      (1,542)      (4,553)
      Increase in income taxes payable .........................       1,840        4,472
      Other ....................................................          10
                                                                    --------     --------

Net cash provided by operating activities ......................          37          409
                                                                    --------     --------

Cash flows from investing activities:
  Dividends received from New Valley ...........................      24,733       61,832
                                                                    --------     --------

  Net cash provided by investing activities ....................      24,733       61,832
                                                                    --------     --------

Cash flows from financing activities:
  Distributions paid to parent..................................     (25,507)     (61,503)
                                                                    --------     --------

  Net cash used in financing activities ........................     (25,507)     (61,503)
                                                                    --------     --------

Net (decrease) increase in cash and cash equivalents ...........        (737)         738

Cash and cash equivalents at beginning of period ...............         738
                                                                    --------     --------

Cash and cash equivalents at end of period .....................    $      1     $    738
                                                                    ========     ========


                  The accompanying notes are an integral part
                          of the financial statements.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



1.    BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

      ORGANIZATION. New Valley Holdings, Inc. (the "Company") was formed on September 9, 1994, pursuant to the laws of Delaware, by BGLS Inc. ("BGLS") to act as a holding company for certain stock investments in New Valley Corporation ("New Valley"). On July 29, 1996, New Valley completed its reincorporation from the State of New York to the State of Delaware. BGLS, also a Delaware corporation, owns 100% of the authorized, issued and outstanding common stock of the Company. BGLS is a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), a Delaware corporation whose stock is traded on the New York Stock Exchange.

      ESTIMATES AND ASSUMPTIONS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

      STATEMENT OF CASH FLOWS. A statement of cash flows was not presented for the period September 9, 1994 through December 31, 1994 as the Company had no cash flows from operating, investing or financing activities. Cash and cash equivalents are stated at cost, which approximates market value. For purposes of statements of cash flows, cash includes cash on deposit in banks and cash equivalents, comprised of short-term investments which have an original maturity of 90 days or less. Interest on short-term investments is recognized when earned.


2.    INVESTMENT IN NEW VALLEY CORPORATION

      Upon incorporation of the Company in 1994, BGLS contributed all of its then owned shares in New Valley in exchange for the Company's stock.

      The Company's investment in New Valley at December 31, 1996 and 1995, respectively, is summarized below:

                                                                                                  Unrealized
                                                   Number of          Fair         Carrying         Holding
                                                    Shares            Value         Amount        Gain (Loss)
                                                   ---------          -----        --------       -----------
          1996
          ----
          Class A Preferred Shares .........        618,326       $    72,962     $    72,962     $   (24,881)
          Common Shares ....................      3,969,962(A)          5,955         (72,962)
                                                                  -----------     -----------     -----------
                                                                  $    78,917     $               $   (24,881)
                                                                  ===========     ===========     ===========

          1995
          ----
          Class A Preferred Shares .........        618,326       $   109,386     $   109,386     $     7,424
          Common Shares ....................     79,399,254            21,437         (52,045)
                                                                  -----------     -----------     -----------
                                                                  $   130,823     $    57,341     $     7,424
                                                                  ===========     ===========     ===========


----------
      (A)   Gives effect to July 1996 one-for-twenty reverse stock split.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      The $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value (the "Class A Preferred Shares"), are accounted for as debt securities pursuant to the requirements of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. Prior to January 1, 1996, the Class A Preferred Shares' fair value had been estimated with reference to the securities' preference features, including dividend and liquidation preferences, and the composition and nature of the underlying net assets of New Valley. During 1996, however, New Valley became engaged in the ownership and management of commercial real estate and acquired a controlling interest in Thinking Machines Corporation ("Thinking Machines"). Because these businesses affected the composition and nature of the underlying net assets of New Valley, the Company determined the fair value of the Class A Preferred Shares based on the quoted market price commencing with the quarter ended March 31, 1996. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. New Valley's Common Shares, $.01 par value (the "Common Shares") were accounted for pursuant to APB No. 18, "The Equity Method of Accounting for Investments in Common Stock".

      During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price. Also, during the fourth quarter of 1996, the Company did not record $2,428 of its proportionate interest in New Valley's SFAS No. 115 unrealized holding losses because the carrying value of the Company's investment in affiliate would have been reduced below zero.

      In November 1994, New Valley's First Amended Joint Chapter 11 Plan of Reorganization, as amended ("Joint Plan"), was confirmed by order of the United States Bankruptcy Court for the District of New Jersey and on January 18, 1995, New Valley emerged from bankruptcy reorganization proceedings and completed substantially all distributions to creditors under the Joint Plan. Pursuant to the Joint Plan, among other things, the Class A Preferred Shares, the Common Shares and other equity interests, were reinstated and retained all of their legal, equitable and contractual rights.

      At December 31, 1996 and 1995, the Company's investment in New Valley consisted of an approximate 42% voting interest. The Company's investment in 1996 and 1995 was represented by 618,326 Class A Preferred Shares and 3,969,962 Common Shares (41.5%) after giving effect to a one-for-twenty reverse stock split by New Valley in July 1996. At December 31, 1996, the Company owns 57.7% of the outstanding Class A Preferred Shares.

      In February 1995, New Valley repurchased 54,445 Class A Preferred Shares pursuant to a tender offer made as part of the Joint Plan. During 1995, New Valley repurchased 339,400 additional Class A Preferred Shares on the open market at an aggregate cost of $43,405. During 1996, New Valley repurchased 72,104 Class A Preferred Shares for a total amount of $10,530. The Company has recorded its proportionate interest in the excess of the carrying value of the shares over the cost of the shares repurchased as a credit to additional paid-in capital in the amount of $1,782 and $16,802, along with other New Valley capital transactions of $0 and $241, for the years ended December 31, 1996 and December 31, 1995, respectively.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)



      Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. At December 31, 1996 and 1995, respectively, the accrued and unpaid dividends arrearage was $117,117 ($109.31 per share) and $121,893 ($110.06 per share). The Company received $24,733 ($40.00 per share) and $61,832 ($100.00 per share) in dividend distributions in 1996 and 1995, respectively.


3.    NEW VALLEY CORPORATION

      Summarized financial information for New Valley as of and for the years ended December 31, 1996, 1995 and 1994 follows:

                                                                      1996          1995           1994
                                                                      ----          ----           ----
      Current assets, primarily cash and marketable securities...   $183,720       $333,485
      Noncurrent assets..........................................    222,820         52,337
      Current liabilities........................................     98,110        177,920
      Noncurrent liabilities.....................................    170,223         11,967
      Redeemable preferred stock.................................    210,571        226,396
      Shareholders' equity (deficit).............................    (72,364)       (30,461)

      Revenues...................................................    111,954         67,730    $   10,381
      Costs and expenses.........................................    128,209         66,064        26,146
      (Loss) income from continuing operations...................    (13,216)         1,374       (15,265)
      Income from discontinued operations........................      5,726         16,873     1,135,706 (A)
      Extraordinary items........................................                                (110,500)
      Net (loss) income applicable to common shares(C)...........    (65,160)       (13,714)      929,904

      Company's share of discontinued operations.................      2,373          7,005       139,935 (B)
      Company's share of extraordinary item......................                                 (46,487)(B)


----------

      (A) Includes gain on sale of New Valley's money transfer business of $1,056,081, net of income taxes of $52,000.

      (B) The Company's share of the extraordinary item ($46,487) was related to extinguishment of debt in 1994. The Company's share of income from discontinued operations in 1994 was determined after accounting for losses not recognized in prior years as follows:


                42.1% of income from discontinued operations.................         $ 477,791
                Losses not recognized in prior periods.......................          (337,856)
                                                                                      ---------
                Company's share of equity in discontinued
                     operations of New Valley................................         $ 139,935
                                                                                      =========


      (C) Considers all preferred accrued dividends, whether or not declared and, in 1995 and 1996, the excess of carrying value of redeemable preferred shares over cost of shares purchased.

      On January 11, 1996, a subsidiary of New Valley made a $10,600 convertible bridge loan to finance Thinking Machines, a developer and marketer of parallel software for high-end and networked computer systems. The loan was converted in February 1996 into a controlling interest in a partnership which holds approximately 61% of the outstanding common stock of Thinking Machines Corporation.

      In October 1996, Thinking Machines adopted a plan to dispose of its parallel processing computer segment. The Company recorded its proportionate gain on disposal of $3,956 which was offset by a

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      net loss from discontinued operations of $1,583 for the year ended December 31, 1996, net of minority interests benefit.

      On January 10 and January 11, 1996, New Valley acquired four commercial office buildings (the "Office Buildings") and eight shopping centers (the "Shopping Centers"), respectively, for an aggregate purchase price of $183,900, consisting of $23,900 in cash and $160,000 in mortgage financing.

      SUBSEQUENT EVENT:

      On January 31, 1997, New Valley entered into a stock purchase agreement with Brooke (Overseas) Ltd. ("BOL"), a wholly-owned subsidiary of BGLS, and acquired all of BOL's shares (the "BML Shares") in BrookeMil Ltd. ("BML"), representing 99.1% of the common stock of BML, which is engaged in real estate development in Russia. New Valley paid to BOL a purchase price of $55,000 for the BML Shares, consisting of $21,500 in cash and a New Valley $33,500 9% promissory note. The Note is secured by the BML Shares and is payable $21,500 on June 30, 1997 and $12,000 on December 31, 1997.


4.    RJR NABISCO HOLDINGS CORP.

      On October 17, 1995, New Valley and its subsidiary, ALKI Corp. ("ALKI"), entered into an agreement, as amended (the "New Valley Agreement"), with High River Limited Partnership ("High River"), an entity owned by Carl C. Icahn. Pursuant to the New Valley Agreement, New Valley sold approximately 1,600,000 shares of common stock of RJR Nabisco Holdings Corp. ("RJR Nabisco") to High River for an aggregate purchase price of $51,000. The New Valley Agreement also provided for the parties to pay certain other fees to each other under certain circumstances, including a payment to High River equal to 20% of New Valley's profit on its RJR Nabisco common stock, after certain expenses as defined in the New Valley Agreement.

      On October 17, 1995, Brooke and BGLS entered into a separate agreement, as amended (the "High River Agreement"), with High River. Pursuant to each of these agreements, the parties agreed to take certain actions designed to cause RJR Nabisco to effectuate a spinoff of its food business, Nabisco Holdings Corp. ("Nabisco"), at the earliest possible date. Among other things, Brooke agreed to solicit the holders of RJR Nabisco common stock to adopt the Spinoff Resolution, which was an advisory resolution to the Board of Directors of RJR Nabisco seeking a spinoff of the 80.5% of Nabisco held by RJR Nabisco to stockholders. The High River Agreement also provided that BGLS pay certain other fees to High River under certain circumstances.

      As of June 5, 1996, High River, Brooke and BGLS terminated the High River Agreement and New Valley, ALKI and High River terminated the New Valley Agreement by mutual consent. The terminations leave in effect for one year certain provisions of both the High River and New Valley Agreements concerning payments to be made to High River in the event New Valley achieves a profit (after deducting certain expenses) on the sale of the shares of RJR Nabisco common stock which are held by it or they are valued at the end of such year at higher than their purchase price or in the event Brooke or its affiliates engage in certain transactions with RJR Nabisco.

      On December 27, 1995, New Valley entered into an agreement with Brooke pursuant to which New Valley agreed to pay directly or reimburse Brooke and its subsidiaries for reasonable out-of-pocket expenses incurred in connection with Brooke's solicitation of consents and proxies from the stockholders of RJR Nabisco. New Valley has also agreed to pay to BGLS a fee of 20% of the net profit received by New Valley or its subsidiaries from the sale of shares of RJR Nabisco common

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      stock after New Valley and its subsidiaries have achieved a rate of return of 20% and after deduction of certain expenses incurred by New Valley and its subsidiaries, including the costs of the consent and proxy solicitations and of acquiring the shares of common stock. New Valley has also agreed to indemnify Brooke and its affiliates against certain liabilities arising out of the solicitations. During 1996, New Valley has reimbursed Brooke and its subsidiaries $2,370 pursuant to this agreement.

      On December 28, 1995, New Valley, Brooke and Liggett engaged Jefferies & Company, Inc. ("Jefferies") to act as financial advisor in connection with New Valley's investment in RJR Nabisco and Brooke's solicitation of consents and proxies. In connection with this engagement, New Valley paid Jefferies $1,500 in 1995 and $1,538 in 1996. These companies also have agreed to pay Jefferies 10% of the net profit (up to a maximum of $15,000) with respect to RJR Nabisco common stock (including any distributions made by RJR Nabisco) held or sold by these companies and their affiliates after deduction of certain expenses, including the costs of the solicitations and the costs of acquiring the shares of the common stock.

      On December 29, 1995, Brooke commenced solicitation of consents from stockholders of RJR Nabisco seeking, among other things, the approval of the Spinoff Resolution. In March 1996, Brooke was informed that the Spinoff Resolution was approved by the holders of a majority of RJR Nabisco common stock.

      On February 29, 1996, New Valley entered into a total return equity swap transaction (the "Swap") with an unaffiliated company relating to 1,000,000 shares of RJR Nabisco common stock. During the third quarter of 1996, the Swap was terminated. New Valley recognized a loss on the Swap of $7,305 for the year ended December 31, 1996.

      On March 4, 1996, Brooke commenced solicitation of proxies in favor of its previously nominated slate of directors to replace RJR Nabisco's incumbent Board of Directors at its 1996 annual meeting of stockholders. On April 16, 1996, Brooke announced that, based on the analysis of its proxy solicitors, its nominees for election to the RJR Nabisco Board of Directors would not be elected at RJR Nabisco's 1996 annual meeting of stockholders. On November 5, 1996, Brooke submitted to RJR Nabisco, in order to comply with the requirements of RJR Nabisco's by-laws, a notice of intent to nominate a slate of directors for election at the RJR Nabisco 1997 annual meeting of stockholders.

      As of December 31, 1996, New Valley held approximately 1,700,000 shares of RJR Nabisco common stock with a market value of $59,200 (cost of approximately $53,400). As of March 14, 1997, New Valley held approximately 1,063,000 shares of RJR Nabisco common stock with a market value of $35,997 (cost of $32,574). During 1996 and 1995, New Valley expensed $11,724 and $3,879, respectively, for costs relating to its RJR Nabisco investment. Based on the market price of RJR Nabisco common stock at March 14, 1997, no amounts are payable by Brooke or New Valley under any of its net profit-sharing arrangements with respect to the RJR Nabisco common stock discussed above.


5.    FEDERAL INCOME TAX

      The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". The Company's operations are included in the consolidated tax return of Brooke. Income taxes in these financial statements are shown as if the Company filed a separate tax return.

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)


      The amounts provided for income taxes are as follows:

                                                                             December 31,
                                                                     1996                      1995
                                                                    ------                    -----
        Current:
             U.S. Federal.........................                  $1,840                    $ 4,472
             State................................

        Deferred:
             U.S. Federal.........................                    (800)                   (12,799)
             State................................
                                                                    ------                   --------
        Total provision (benefit) for continuing
                 operations.......................                  $1,040                   $ (8,327)
                                                                    ======                   ========

      The tax effect of temporary differences which give rise to a significant portion of deferred tax assets and liabilities is as follows:

                                                                          December 31, 1996
                                                          Deferred Tax Asset       Deferred Tax Liability
                                                          ------------------       ----------------------

        Excess of tax basis over book basis
          of non-consolidated entities............            $  8,400                     $
        Valuation allowance.......................              (8,400)
                                                              --------                     -------

             Total................................            $                            $
                                                              ========                     =======


                                                                         December 31, 1995
                                                          Deferred Tax Asset       Deferred Tax Liability
                                                          ------------------       -----------------------

        Excess of book basis over tax basis
          of non-consolidated entities............             $                               $ 4,918
        Valuation allowance.......................
                                                               ---------                       -------
             Total................................             $                               $ 4,918
                                                               =========                       =======


      Differences between the amounts provided for income taxes and amounts computed at the federal statutory rate of 35% are summarized as follows:

                                                                        December 31,
                                                                 1996                  1995
                                                                 ----                  ----
           (Loss) income from continuing
                operations before income taxes........         $ (7,850)              $   739
                                                               ========               =======
           Federal income tax (benefit) at
                statutory rate........................           (2,748)                  259
           Increase (decrease) resulting from:
             80% dividends received deduction
                under Internal Revenue Code
                Section 243...........................                                 (8,586)
             Establishment of valuation allowance.....            3,788
                                                               --------               -------
                Total.................................         $  1,040               $(8,327)
                                                               ========               =======

                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (Dollars In Thousands, Except Per Share Amounts) - (continued)
         --------------------------------------------------------------


      At December 31, 1996, the Company had $8,400 of unrecognized net deferred tax assets, comprised primarily of future deductible temporary differences. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.


6.    CONTINGENCIES

      BGLS had pledged its ownership interest in the Company's Common Stock as collateral in connection with the BGLS 13.75% Series 2 Senior Secured Notes ("Series 2 Notes"). On November 27, 1995, BGLS commenced an offer to exchange all of its Series 2 Notes for 15.75% Senior Secured Notes due January 31, 2001. The exchange offer closed on January 30, 1996 and all of the Series 2 Notes were exchanged for 15.75% Senior Secured Notes. BGLS has pledged its ownership interest in the Company's Common Stock and the Company's investments in the New Valley securities as collateral in connection with the 15.75% Senior Secured Notes.